Exhibit 10.26

UNITED STATIONERS SUPPLY CO.

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2009)

ARTICLE I.  Purpose

The purpose of the Plan is to assist a select group of key management in their financial and retirement planning by providing a means for the deferral of a portion of their current compensation.  It is anticipated that this will aid in attracting and retaining the key management required for the continued growth and profitability of United Stationers Inc. and its subsidiaries.  This Plan is an amendment and restatement as of January 1, 2009 (“Effective Date”) of the United Stationers Supply Co. Deferred Compensation Plan in effect prior to the Effective Date.  The Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), or to be subject to Part 2, 3 or 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  It is intended that the provisions of the Plan conform to the requirements of section 409A of the Code and the Plan will be interpreted in all respects in accordance with such requirements.  Any references in the Plan to section 409A of the Code include references to applicable guidance issued thereunder.

ARTICLE II.  Participation

1.                                       Eligibility.  All exempt employees classified as Grade 1, 2, 3, 4 or 5 of United Stationers Supply Co. or any other direct or indirect subsidiary of United Stationers Inc. permitted to participate in the Plan by the Committee (as hereafter defined) (“Company”) are eligible to participate in the Plan.

2.                                       Election to Defer.

(a)                                  Each Participant may elect to defer any portion of future compensation, either base salary or cash bonus, or both (and in no event will any deferral election be given effect with respect to a stock option or stock appreciation right), (“Deferred Amount”) by filing with the Committee (or its delegate) a properly completed Deferred Amount Form(s) (“Deferral Election Form”) stating the percentage of base salary and/or percentage of cash bonus to be deferred.  Subject to the following two sentences, the election to defer base salary and/or cash bonus must be submitted no later than the last day of the designated election period that ends on or prior to December 31 of the calendar year immediately preceding the calendar year to which the election applies. However, for the period commencing on the Effective Date, the Participant must make the election or reelect with respect to amounts deferred under the Plan prior to the Effective Date.  For the first year in which the employee becomes eligible, the Participant must make the election within 30 days after the date the employee becomes eligible.  A new Deferral Election Form must be submitted each year.  For any year the Company may establish minimum or maximum deferral amounts.

(b)                                 If a Participant receives a hardship withdrawal from a qualified retirement plan of the Company or any other Related Company and, as a result of such withdrawal, is precluded by the terms of the qualified retirement plan from making deferrals under the Plan, then the Participant’s deferral election shall be cancelled and any future deferral elections by such Participant shall be subject to the provisions of subparagraph (a) immediately above.  The term “Related Company” means any corporation or trade or business during any period which it is, along with United Stationers, Inc., a member of a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code; provided, however that whether a corporation, trade or business is a Related Company shall be determined by substituting “more than 50 percent” for “at least 80 percent” where applicable with respect to sections 414(b) and 414(c).

3.                                       Deferred Accounts.

(a)                                  The Company shall establish an unfunded notional deferred account (“Account”) for each Participant.  Such Account shall be credited with the amount of compensation deferred and reduced by each payment.

(b)                                 Prior to the Effective Date for Accounts as of the Effective Date and with each Deferral Election Form executed by a Participant on or after the Effective Date, each Participant shall elect an investment preference for purposes of calculating a rate of return on the Participant’s Account, in accordance with procedures established by the committee administering the Plan as set forth in Article IV (“Committee”).  Within the month of December to be effective as of January 1st of the following calendar year or at such other time or times determined by the Committee, each Participant may change the Participant’s election of an investment preference for purposes of calculating a rate of return on the Participant’s Account, in accordance with procedures established by the Committee.  Unless determined otherwise by the Committee, the investment preferences among which the Participant may elect shall be the investment funds under the United Stationers 401(k) Savings Plan (“401(k) Savings Plan”).  The investment preference selected by the Participant shall remain in effect until a new investment election is filed in accordance with procedures established by the Committee, provided such procedures comply with section 409A of the Code.  Unless otherwise determined appropriate by the Committee, the investment preference selected by the Participant shall be the investment fund (“Investment Fund”) used as a measure for determining a rate of return for the Participant’s Account.

As of the last day of each calendar quarter or such shorter applicable period or such date as determined by the Committee, each Account shall be credited or debited with a rate of return which reflects the earnings, gains and losses equal to the amount the Account would have earned, gained or lost if actually invested in the applicable Investment Funds.  For purposes of determining such rate of return, the Committee shall establish such procedures as it deems appropriate.  The Committee may at any time or from time to time change or otherwise modify the basis or the method of calculating and crediting such rate of return.

Separate accounting shall apply with respect to each Deferred Amount.

4.                                       Company Liability.  The rights granted to the Participant or any beneficiary shall be solely those of a general unsecured creditor.  The Plan constitutes a mere promise by the Company to make benefit payments in the future.  The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan.  The Company may maintain a trust (“Trust”) to hold assets to be used for payment of benefits under the Plan and may make investments in amounts equal or unequal to amounts payable hereunder but the Company shall not be under any obligation to establish a Trust or make such investments and the assets of any such Trust and such investments shall remain an asset of the Company subject to the claims of the Company’s general creditors.  Any payments by the Trust to a Participant of benefits under the Plan shall be considered payments by the Company and shall discharge the Company of any liability under the Plan for such payments.  The Plan, and any action taken pursuant to it, are not to be construed as creating a fiduciary relationship of any kind.

ARTICLE III.  Payment of Deferred Amounts

1.                                       Time and Method of Payment.

(a)                                  Subject to the provisions of paragraphs 2 and 3 of this Article III, the following provisions of this paragraph 1, and the other terms and conditions of the Plan, payment of a Participant’s Account balance, determined as of the close of business on the Payment Date (as defined below) shall be made (or shall begin to be distributed) to the Participant with respect to the applicable permitted Payment Events (as defined below) and in the permitted Payment Methods, each as elected by the Participant in his or her first deferral election under the Plan (or, with respect to any person who was a Participant in the Plan immediately prior to the Effective Date, as elected in the Deferral Election Form on file with respect to the Participant on December 31, 2008) and simultaneously with the filing of subsequent Deferral Election Forms.  For purposes of the Plan, with respect to each Deferred Amount:

(i)                                     permissible “Payment Methods” are (A) a lump sum payment or (B) a series of periodic installments (if monthly installments, to be not less than 12 nor more than 120 or, if annual installments, to be not more than 10); and

(ii)                                  permissible “Payment Events” are (A) occurrence of the date specified by the Participant, (B) the Participant’s death, (C) termination of the Participant’s employment with the Company and all Related Companies by reason of the Participant’s incurrence of a Disability, (D) a Change of Control of United Stationers, Inc., or (E) termination of the Participant’s employment with the Company and all Related Companies for any reason other than the Participant’s death or Disability.

The Participant may elect to receive payment upon the earliest to occur of one or more of the permissible Payment Events as selected by the Participant in his or her Deferral Election Form and the Participant’s payment election shall designate the calendar year in which payments shall commence or such other manner and pursuant to such other procedures as the Committee may prescribe, provided such other manner and procedures comply with section 409A of the Code.  The “Payment Date” with respect to a Deferred Amount (as adjusted for deemed earnings and losses in accordance with paragraph 3 of Article II) shall be the date on which payment is made in full (in the case of an election to receive a single lump sum payment) or the date on which payment commences (in the case of an election to receive periodic installment payments).  If a Participant elects a lump sum payment, the Payment Date for such lump sum payment will be January 15 of the calendar year selected by the Participant.  If a Participant elects periodic installment payments, the Payment Date for the initial installment payment will be January 15 of the calendar year selected by the Participant.  If a Participant fails to submit a payment election setting forth a Payment Event, Payment Date and/or a Payment Method with a Deferral Election Form and the Participant previously completed a payment election specifying a Payment Event, Payment Date and a Payment Method, the Committee shall deem the most recently completed payment election of the Participant to apply to such subsequent deferral election or use such other procedures for determining payment as it may prescribe, provided such other procedures and payment method and timing comply with section 409A of the Code.  If no Payment Event is specified in any deferral election of a Participant, the Participant shall be deemed to have elected the Payment Event set forth in subparagraph (a)(ii)(E) above.  If no Payment Method is specified in any deferral election of a Participant, the Participant shall be deemed to have elected a lump sum as the Payment Method and the Payment Date shall be January 15 of the calendar year next following the calendar year in which the Participant’s termination occurs.  For purposes of section 409A of the Code, a series of installment payments shall be treated as one payment.

(b)                                 With respect to periodic installment payments, the amount of each installment paid under this paragraph 1 of Article III will equal the result of dividing the applicable portion of the Participant’s Account (e.g., the applicable Deferred Amount as adjusted for deemed earnings and losses, determined as of the last day of the calendar month before the date on which such payment is made) by the number of installments remaining immediately before the payment.

(c)                                  For purposes of the Plan, a Participant shall not be considered to have incurred a Disability unless the disability satisfies the provisions of Treas. Reg. §1.409A-3(i)(4).

(d)                                 “Change of Control” shall have the same meaning as under the United Stationers, Inc. 2004 Long-Term Incentive Plan (“LTIP”); provided, however, that a change of control event that otherwise is a Change of Control under the LTIP shall be a Change of Control for purposes of the Plan only if such event also satisfies the requirements of Treas. Reg. §1.409A-3(i)(5).

2.                                       Changes to Time and Method of Payment.  From and after the Effective Date, a Participant may change the Payment Event, Payment Date and/or Payment Method of any Deferred Amount (including any Payment Event, Payment Date or Payment Method established pursuant to a deemed election pursuant to paragraph 1 above of this Article III) once during his or her period of participation in the Plan after the Effective Date by filing an election with the Committee.  Notwithstanding any other provision of the Plan to the contrary, any such election to change the Payment Event, Payment Date and/or Payment Method (a) shall not be effective until the date that is 12 months following the date on which it is filed with the Committee and (b) shall be effective only if it is filed with the Committee at least 12 months prior to the date on which payments are otherwise to be made (or begin) under the Plan (i.e., the date on which the first payment of the Participant’s Account is otherwise scheduled to begin pursuant to paragraph 1 above of this Article III).  If a Participant files an effective change to the Payment Event, Payment Date and/or Payment Method pursuant to this paragraph 2 of Article III, payment of the applicable portions of the Participant’s Account balance shall be made in accordance with the new payment election and such payments shall be made (or shall commence) as soon as practicable (but in no event more than 30 days) after the date which is the fifth anniversary of the date on which payment was to commence under the Participant’s prior deferral election (the “Deferred Commencement Date”).  The amount of each distribution that is payable on or after the Deferred Commencement Date shall be determined in accordance with paragraph 1 above of this Article III by substituting the Deferred Commencement Date for the Payment Date in such paragraph 1.

3.                                       Accelerated and Alternative Payments.  Notwithstanding any election of a Payment Event, Payment Date or Payment Method by a Participant, an accelerated payment (or alternative payment, as the case may be) shall be made to the Participant or his or her beneficiary (as designated under paragraph 4) in the case of the earliest to occur of the Participant’s death, termination of employment with the Company and all Related Companies by reason of the Participant’s Disability, other voluntary or involuntary termination of employment with the Company and all Related Companies, a Change of Control of United Stationers, Inc., or in the event of an unforeseeable emergency.

(a)                                  In the case of the Participant’s voluntary or involuntary termination of employment with the Company and all Related Companies other than by reason of death or Disability prior to receiving the full balance of his or her Account, the remaining balance shall be paid to the Participant in accordance with the Payment Method the Participant had elected with respect to termination of employment, provided that the addition of such different Payment Method is subject to Treas. Reg. §1.409A-2(b) (subsequent deferral elections) and Treas. Reg. §1.409A-3(j) (accelerated payments), or, if the Participant did not elect a Payment Method with respect to termination of employment, in one lump sum.

(b)                                 Unless the date of the Participant’s death or termination by reason of Disability is the earliest Payment Event selected by the Participant in accordance with subparagraph 1(a)(ii) of this Article III and the Participant elected periodic installments as his or her Payment Method upon death or termination by reason of Disability, in the case of the Participant’s death or termination by reason of Disability prior to receiving the full balance of his or her Account, the remaining balance shall be paid to the Participant, if living, or to the Participant’s beneficiary if not, in one lump sum as soon as reasonably practicable (but in no event more than 30 days) after determination by the Committee that death has occurred or after the Participant’s termination of employment with the Company and all Related Companies by reason of Disability.  If no beneficiary has been designated, or none survives, the payment will be to the Participant’s estate.  If a beneficiary survives, but is legally disabled, the payment may be to any person deemed by the Committee to have incurred expenses for such beneficiary unless a prior claim has been made by a duly appointed guardian or legal representative.

(d)                                 If the Participant elected Change of Control as a Payment Event pursuant to subparagraph 1(a)(ii) of this Article III and a Change of Control occurs prior to receiving the full balance of his or her Account, the remaining balance shall be paid to the Participant in accordance with the Payment Method the Participant had elected with respect to Change of Control, provided that the addition of such different Payment Method is subject to Treas. Reg. §1.409A-2(b) (subsequent deferral elections) and Treas. Reg. §1.409A-3(j) (accelerated payments).  If the Participant did not elect Change of Control as a Payment Event and a Change of Control occurs prior to receiving the full balance of his or her Account, the remaining balance shall be paid to the Participant in one lump sum as soon as reasonably practicable (but in no event more than 30 days) after the Change of Control occurs.  If the Participant’s death, Disability, or other termination of employment occurs on the date of a Change of Control, the provisions of this subparagraph (d) shall be controlling such that Change of Control shall be deemed to be the applicable Payment Event.

(e)                                  An unforeseeable emergency for purpose of the Plan is an unanticipated emergency caused by an event beyond the control of the Participant or the Participant’s beneficiary that would  result in severe financial hardship if withdrawal is not permitted.  In the case of a financial emergency the Participant may apply to the Committee in writing for an accelerated payment.  Only that portion of the Account necessary to meet the emergency, as determined by the Committee, shall be paid.  The applicant must supply all information necessary to make such a determination.  Notwithstanding anything in this paragraph (e) to the contrary, an unforeseeable emergency shall not be considered to exist for purposes of the Plan unless the financial emergency of the Participant satisfies the requirements of Treas. Reg. §1.409A-3(i)(3).

4.                                       Designation of Beneficiary.  Each Participant shall have the continuing right to designate a beneficiary.  A Beneficiary Designation Form may be submitted to the Committee (or its delegate) at any time.  A change in beneficiary may be made by submitting a revised Beneficiary Designation Form to the Committee.  Consent of any person previously named is not required.

ARTICLE IV.  Administration

The Plan shall be administered by the members of the United Stationers Supply Co. Administrative Committee or such other committee appointed to administer the Plan by the Human Resources Committee of the Board of Directors of United Stationers Inc.  The Committee may adopt such rules for carrying out the provisions and purposes of the Plan, as it deems advisable.  The Committee’s interpretations and determinations of any question arising under the Plan or any such rule shall be conclusive if not inconsistent with the provision and purposes of the Plan.  No member of the Committee shall be liable for any action taken or omitted in connection with the Plan unless attributable to his or her own willful misconduct or lack of good faith.  The Committee may permit elections under the Plan to be made electronically and references to Election Forms may mean records of electronic election forms.

ARTICLE V.  Miscellaneous

1.                                       Transferability.  The rights and interests of the Participants under the Plan may not be transferred, assigned, pledged or encumbered except by will or by the laws of descent and distribution.

2.                                       Binding Effect.  The plan shall bind and inure to the benefit of the Company, its affiliates and its successors by merger, consolidation, purchase or otherwise and the Participant and his or her heirs and legal representatives.

3.                                       Status.  The Plan does not confer upon the Participant any legal right to any specific amount of compensation, or to continue in the employ of the Company, nor does it restrict the right of the Participant to terminate his or her service.  Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time nor confer upon any Participant any right to any benefits not specifically provided by the Plan.

4.                                       Withholding.  The Company shall deduct from any amounts being deferred or any payment any amount required by law to be withheld.

5.                                       Other Compensation.  The adoption of this Plan shall in no way be construed as limiting the power of the Board to adopt any other compensation arrangements it deems desirable.

6.                                       Special 409A Rules.

(a)                                  Notwithstanding any other provision of the Plan to the contrary, if any payment hereunder is subject to section 409A of the Code, if such payment is to be paid on account of the Participant’s separation from service and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under the Plan).  Any payment which is to be made as of the first day of the seventh month following separation from service shall be made no later than 30 days after such date.

(b)                                 References in the Plan to the Participant’s termination of employment (including references to the Participant’s employment termination, and to the Participant terminating employment, a Participant’s separation from service, and other similar reference) shall mean, respectively, the Participant ceasing to be employed by the Company and all Related Companies, subject to the following:

(i)                                     The employment relationship will be deemed to have ended at the time the Participant and the applicable company reasonably anticipate that a level of bona fide services the Participant would perform for the Company and Related Companies after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and Related Companies if the Participant has performed services for the Company and Related Companies for less than 36 months).  In the absence of an expectation that the Participant will perform at the above-described level, the date of termination of employment will not be delayed solely by reason of the Participant continuing to be on the Company’s and Related Companies’ payroll after such date.

(ii)                                  The employment relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §409A-1(h)).

(iii)                               The determination of a Participant’s termination of employment by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or a Related Company will be made in accordance with Treas. Reg. §1.409A-1(h).

7.                                       Entire Plan.  The Plan and the forms mentioned herein constitute the entire agreement between the Company and the Participant with respect hereto.

8.                                       Modification and Termination.  The Board of Directors of United Stationers Supply Co. (“Board”) at any time, subject to the requirements of section 409A of the Code,  may amend, modify, suspend, reinstate or terminate this Plan in whole or in part or with respect to any Participants, provided that such action shall not adversely affect the rights of any Participants with respect to the amounts already deferred hereunder.

9.                                       Governing Law.  This Plan shall be governed by the laws of the State of Illinois.  It is intended that the Plan complies with the provisions of the Code and Treasury Regulations in effect at the time of its adoption.  If such laws are later construed in such way as to make this Plan void, or its deferral benefits no longer available, then the Plan will be given effect in such manner as will best carry out the purposes and intentions of the parties.

10.                                 Notices.  Any notice in connection with the Plan shall be in written and delivered in person or by registered or certified mail, return receipt requested. Date of delivery will be the date personally delivered or the date on the return receipt, if correctly addressed.

11.                                 Effective Date and Term.  The Plan as amended and restated as of the Effective Date shall continue until terminated by the Board.